Exhibit 10.1

POPE & TALBOT, INC.

EXECUTIVE INCENTIVE PLAN

(As Amended as of March 2, 2005)

I.	PURPOSE OF THE PLAN

The purpose of the Executive Incentive Plan (“Plan”) is to promote the interest of Pope & Talbot, Inc. (“Company”) by rewarding its employees who are primarily responsible for the management, growth and success of the business for services rendered the Company and to encourage them to remain in the employ of the Company.

II.	ADMINISTRATION OF THE PLAN

A.	The Plan shall be administered by the Compensation Committee (“Committee”) appointed by the Company’s Board of Directors (“Board”).

B.	The Committee shall have full authority to administer the Plan, including authority to interpret and construe any provisions of the Plan and to adopt such rules and regulations for administering the Plan as it may deem necessary. Decisions of the Committee shall be final and binding on all persons who have an interest in the Plan.

C.	Prior to the beginning of each fiscal year, the Chief Executive Officer will review the design and operation of the Plan and may recommend to the Committee changes to the Plan that seem to be in the best interest of the Company and its shareholders.

III.	ELIGIBILITY OF PARTICIPANTS

A.	Eligibility of employees to participate in the Plan shall be determined by the Committee. At a minimum eligible employees shall include all executive officers and all key managers whose accountability points are equal to or exceed 184 points (see paragraph C. below) as follows:

Executive Officers

Management Level 1             (320 accountability points and above)

Management Level 2             (280 to 319 accountability points)

Management Level 3             (184 to 279 accountability points)

B.	The Committee shall from time to time identify key positions in the Company which are likely to have a significant impact upon the profitability of Company operations and shall assign to each position accountability points on the basis of relative impact on profitability.

C.	The Committee shall also periodically establish or revise the minimum number of accountability points required for participation in the Plan.

D.	Key employees of the Company will become eligible for participation in the Plan, and accordingly qualify for a bonus award for each fiscal year of participation, in accordance with the following terms and conditions:

1.	Each individual who is employed for an entire fiscal year of the Company in one or more positions to which have been assigned at least the minimum number of accountability points required for participation for that year shall be a participant in the Plan for such year.

2.	If the individual’s initial hire date occurs after the start of the Company’s fiscal year but before July 1 of that year, then such individual shall be a participant in the Plan for such year if he/she is continuously employed from his/her initial date of hire through the last day of such year in one or more positions to which the Committee has assigned the minimum number of accountability points required for participation for that year. Such individual’s bonus award for the initial fiscal year of participation shall be calculated by multiplying (i) the bonus award (if any) to which he/she would have been entitled under the Plan had he/she been an employee for the entire fiscal year by (ii) a fraction the numerator of which is the actual number of days of employment with the Company during such fiscal year and the denominator of which is 360.

3.	Except as provided in subparagraph 4 below, no participant shall be entitled to a bonus award under the Plan unless he/she continues as an employee of the Company through the last day of the fiscal year for which the bonus is awarded.

4.	Should a participant’s employment in a position with the Company to which there has been assigned the minimum number of accountability points for participation in the Plan terminate prior to the last day of the fiscal year by reason of (i) death, (ii) permanent disability or (iii) early or normal retirement under the provisions of the Company’s Retirement Plan for Salaried Employees, then such participant shall be eligible for a prorated bonus award for such year, calculated by multiplying (i) the bonus award (if any) to which he/she would have been entitled under the plan had he/she remained an employee through the last day of such fiscal year by (ii) a fraction the numerator of which is the actual number of days of employment with the Company during such fiscal year and the denominator of which is 360.

5.	For purposes of the Plan, an individual will be deemed to be permanently disabled if he/she is unable, by reason of any physical or mental illness or injury expected to result in death or to continue for a period of at least 12 months, to engage in any substantial gainful employment.

E.	The Committee shall assign each participant to a Bonus Group, based upon the business unit in which the participant is employed. The individual’s bonus award (if any) for the fiscal year will be dependent in part upon the performance of the Bonus Group to which he/she is assigned as follows:

1.	Corporate Bonus Group. This group shall consist of the Chief Executive Officer, the Chief Financial Officer, eligible participants of the Corporate Finance Department and Corporate Human Resources Department, and any other eligible participant not assigned to any key business unit. For this group, the individual bonus award shall be 70% dependent upon Corporate Performance Against Target (see Section IV) and 30% dependent upon Individual Performance (see Section IV).

2.	Division Bonus Groups. These groups shall consist of eligible participants of the Wood Products Division, the Pulp Division and any other key business unit as may be designated from time to time by the Committee. For these Bonus Groups, the individual bonus award shall be 25% dependent upon Corporate Performance Against Target, 45% dependent upon Group Performance Against Target (see Section IV) and 30% dependent upon Individual Performance.

3.	The Committee shall have full authority to revise from time to time such assignments and percentages.

IV.	PERFORMANCE TARGETS

A.	Corporate Performance Target. At the beginning of each fiscal year, the Committee shall determine a corporate target return on beginning shareholders’ equity. The target shall range between 8% and 17% of the beginning of the year consolidated shareholders’ equity. The target will be set with due consideration of economic, business, industry, and internal factors that might affect the profitability of the Company. The target return on equity shall be converted to a target net income amount by multiplying the Company beginning shareholders’ equity by the target return-on-equity percentage.

In all cases, net income shall be computed after deduction of the accrual for payments under this Plan.

B.	Corporate Performance Threshold. At a minimum, the Company must have a net income that generates a return on equity of at least 4% of beginning of the year consolidated shareholders’ equity, before any bonuses are paid out under this Plan.

C.	Corporate Performance Maximum. The Corporate Performance Maximum is equal to two times the Corporate Performance Target minus the Corporate Performance Threshold.

([2 x Target] - Threshold = Maximum)

Example: If the Corporate Performance Target is 12.5% ROE, the Corporate Performance Maximum is 21% ROE.

(2 x 12.5%) - 4% = 21% ROE

D.	Division Performance Targets. Each Division Bonus Group will have a target level of performance established at the beginning of the fiscal year. This target will be expressed as earnings before taxes and before corporate expenses. Division Performance Targets will be established by the Committee as follows:

1.	The Corporate Performance Target will be restated as earnings before taxes and before corporate expenses.

2.	The restated Corporate Performance Target will be allocated among the various divisions based upon the following considerations:

•	Corporate and Division Profit Plans

•	Economic, industry, internal and/or general business factors or trends that might affect the performance of each Division and its ability to contribute to the overall Corporate Target.

•	Total assets of each Division as a percentage of the total Corporate assets.

•	Any other factors or considerations that the Committee might deem relevant.

In essence, the Committee will answer the question: if the Company achieves the Corporate Performance Target level of performance, what is the expected level of profit contribution that each Division will make, given the Profit Plans, external and internal trends and factors, total investment in the Division, and other relevant considerations?

E.	Division Performance Thresholds. Using the Corporate Performance Threshold as a basis, the Committee will establish performance thresholds for each Division using the procedure and considerations described in paragraph D above. Therefore, the Committee will determine the expected level of contribution each Division will make if corporate profits are at the level represented by the Corporate Performance Threshold.

F.	Division Performance Maximums. Using the Corporate Performance Maximum as a basis, the Committee will establish performance maximums for each Division using the procedure and considerations described in paragraph D above.

G.	Example:

Earnings	Before Taxes and Corporate Expenses (in millions)

	Threshold	Target	Maximum
Corporate	$8.0	$20.0	$32.0

Division A	7.0	12.0	15.0
Division B	2.0	8.0	13.0
Division C	(1.0)	0.0	4.0

	$8.0	$20.0	$32.0

H.	Individual Performance Goals. To focus attention and efforts upon key problems and opportunities, management shall, at the beginning of each fiscal year, determine individual subjective performance goals for each participant; provided, however, that all such performance goals for executive officers shall be determined by the Committee.

V.	BONUS TARGETS

Bonus Targets shall be expressed as a percent of base salary. Bonus Targets for executive officers each year shall be established and approved by the Committee. Bonus Targets for all other participants each year shall be based on Management Level classification (see Section III), with the percent of base salary for each Management Level being established and approved by the Chief Executive Officer.

VI.	PERFORMANCE RATING

If a Bonus Group exceeds its Performance Target, the bonus will be increased according to the weighting set forth in Section III, Paragraph E, § 1 and 2. Likewise, if the performance is less than Target, the bonus will be reduced. Such increases and reductions shall be interpolated on a straight line between the minimum (zero bonus) and the maximum (two times the Target) for each of the criteria.

A.	Corporate Results

1.	Achievement of the Corporate Performance Target will produce a rating of 100 points.

2.	Achievement of the Corporate Performance Maximum or more will produce a rating of 200 points.

3.	Achievement of the Corporate Performance Threshold or less will produce a rating of zero (0) points.

B.	Division Results

1.	Achievement of the Division Performance Target will produce a rating of 100 points.

2.	Achievement of the Division Performance Maximum or more will produce a rating of 200 points.

3.	Achievement of the Division Performance Threshold or less will produce a rating of zero (0) points.

C.	Individual Performance. Individual performance will be evaluated on a similar scale ranging from zero (0) to 200 points. All such evaluations of individual performance of executive officers shall be approved by the Committee.

VII.	BONUS COMPUTATION

The points produced according to the evaluation of results outlined above will be multiplied by the percentage allocations for each Bonus Group (see Section III, paragraph E) as in the following examples:

A.	Corporate Bonus Group

•	The current salary = $78,000

•	Bonus Target (25%) = $19,500

•	Performance Results

•	Corporate: 115 points (out of a possible 200)
•	Individual: 110 points (out of a possible 200)

•	Weighting (see Section III, paragraph E, § 1)

•	Corporate Component: 70%
•	Individual Component: 30%

•	Computed Point Score

•	Corporate Component: = 115 x 70% = 80.50 points
•	Individual Component: = 110 x 30% = 33.00 points

•	Total Score = 113.50 points

•	Computed Point Score vs. Target = 113.50/100 = 1.135

•	Bonus = 1.135 x $19,500 = $22,132.50

B.	Division Bonus Groups

•	The current salary = $52,000

•	Bonus Target (20%) = $10,400

•	Performance Results

•	Corporate: 115 points (out of a possible 200)
•	Division: 165 points (out of a possible 200)
•	Individual: 110 points (out of a possible 200)

•	Weighting (see Section III, paragraph E, § 2)

•	Corporate Component: 25%
•	Division Component: 45%
•	Individual Component: 30%

•	Computed Point Score

•	Corporate Component: = 115 x 25% = 28.75 points
•	Division Component: = 165 x 45% = 74.25 points
•	Individual Component: = 110 x 30% = 33.00 points

                        Total Score                                = 136.00 points

•	Computed Point Score vs. Target = 136/100 = 1.36

•	Bonus = 1.36 x $10,400 = $14,144.00

VIII.	BONUS PAYMENT LIMITS

A.	If the Corporate ROE is less than 4%, no bonuses shall be paid to any participants under this plan irrespective of division or individual results. (See Section IV, paragraph B.)

B.	Irrespective of Corporate, Division and/or individual performance no participant will earn more than twice the assigned Target Bonus for that Participant. Therefore, total Bonus payout is capped at twice Target.

IX.	AMENDMENT OR DISCONTINUANCE

The Board, upon recommendation of the Committee, may amend, suspend or discontinue the Plan in whole or in part at any time; provided, however, that such action shall not adversely affect rights and obligations with respect to incentive awards at the time outstanding under the Plan.

X.	SPECIAL BONUS AWARDS

The Chief Executive Officer shall have the authority to make special bonus awards for any fiscal year that the Plan is in effect to one or more employees of the Company (excluding executive officers) who make a significant contribution in the fiscal year to the profitability or success of the Company operations. The amount of the special bonus award shall be at the discretion of the Chief Executive Officer.

XI.	PAYMENT OF BONUSES

The bonus earned by each participant shall be paid as soon as feasible after the close of the fiscal year for which it was made. Payment of the bonus shall be in the form of cash paid currently, subject to applicable withholding.